Exhibit 3.3

ATTACHMENT

Article III of the Articles of Incorporation is hereby amended to read as follows:

The total authorized shares:

Common shares           30,000,000                                Preferred shares           1,000,000

A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

The holder of each outstanding common share shall have one vote per share with respect to all matters submitted to a vote of shareholders.

The preferred shares shall be issued from time to time in one or more series of such number of shares with such distinctive serial designations and (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of shares; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes or of any other series of the same or any other class or classes of shares of the corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (f) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of each such series of preferred shares from time to time adopted by the board of directors pursuant to authority so to do which is hereby expressly vested in the board of directors.

The number of authorized shares of any class of shares of the corporation, including without limitation, the common shares and the preferred shares, may be increased or decreased by the affirmative vote of the holders of the majority of the shares of the corporation entitled to vote, without regard to class.